Exhibit 99.1

FNB Corp. Announces Increased First Quarter Earnings

    ASHEBORO, N.C.--(BUSINESS WIRE)--April 19, 2005--FNB Corp. (NASDAQ:FNBN), the holding company for First National Bank and Trust Company and Dover Mortgage Company, today announced its financial results for the first quarter of 2005. Net income for the first quarter increased to $2.306 Million, or $.40 per diluted share, from $1.952 Million, or $.33 per diluted share, in the same period of 2004, the gains in net income and earnings per share being 18.1% and 21.2%, respectively.
    At March 31, 2005, total assets were $895,769,000, an increase of 10.0% from March 31, 2004, loans were $690,637,000, an increase of 19.0%, and deposits were $685,014,000, an increase of 11.0%. Compared to December 31, 2004, total assets, loans and deposits increased 3.8%, 3.9% and 3.9%, respectively. Return on average equity on an annualized basis for the first quarter of 2005 was 11.03%, and return on average assets was 1.05%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 13.70% and 1.07%, respectively.
    "We are again pleased to report improved quarterly earnings coupled with loan and deposit growth," reported FNB Chairman Michael
C. Miller. "We had a significant increase in net interest income in the first quarter of 2005, due not only to shifts in interest rates but also to substantial growth in earning assets. Our strategy of balancing steady growth with improving profitability along with balancing asset and operational quality with strong productivity is paying dividends."
    Miller added: "We are excited that First National's first full-service YES BANK office in Greensboro is set to open by mid-May, and that additional planned new locations in Salisbury and Greensboro are moving in positive directions. In addition, Dover has added mortgage origination capabilities in the fast-growing Asheville, N.C. area, and has moved its Charlotte headquarters location into more spacious and productive quarters."
    Prior to mid-2004, earnings had been affected for an extended period by historically low interest rates produced by the Federal Reserve's stimulative monetary policy. Commencing June 29, 2004, however, the Fed implemented a tightening policy that has resulted in seven one-quarter percent increases in the prime rate. These increases are working to improve the yield on earning assets, although the cost of funds is being impacted by the general increase in interest rates. Net interest income increased $1,292,000 or 19.8% in the first quarter of 2005 compared to the same period in 2004, reflecting the effect of an increase in the net interest margin, stated on a taxable equivalent basis, from 3.82% in 2004 to 4.08% in 2005 coupled with an 11.8% increase in the level of average earning assets.
    Noninterest income decreased $438,000 or 12.2% in the first quarter of 2005 compared to the same period in 2004, due primarily to a $431,000 reduction in income from mortgage loan sales. While this reduction in loan sales income reflects the negative impact of the increase in conforming mortgage rates that began in 2004 and especially the impact of the resulting slowdown in mortgage refinancing activity, there was a $233,000 gain recorded in the first quarter of 2004 from the bulk sale of mortgage loans previously classified as loans held for investment. Noninterest expense was only $125,000 or 1.8% higher in the 2005 first quarter.
    At March 31, 2005, the allowance for loan losses was $7,556,000, amounting to 1.14% of loans held for investment compared to 1.12% at December 31, 2004 and 1.12% at March 31, 2004. The provision for loan losses recorded in the first quarter of 2005 was $370,000 compared to the $270,000 provision recorded in the same period of 2004. As of March 31, 2005, nonperforming loans were $5,773,000 in total compared to $5,227,000 and $5,725,000 as of December 31, 2004 and March 31,
2004, respectively. Nonaccrual loans and accruing loans past due 90 days or more amounted to $5,336,000 and $437,000, respectively at March 31, 2005, $3,952,000 and $1,275,000 at December 31, 2004, and
$4,668,000 and $1,057,000 at March 31, 2004. Loans considered impaired as of March 31, 2005 totaled $1,084,000 (all of which was also on nonaccrual status) compared to $1,905,000 as of March 31, 2004. There were no loans considered impaired as of December 31, 2004.
    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company and Dover Mortgage Company. First National (www.MyYesBank.com) operates 20 community YES! Banks in Archdale, Asheboro, Biscoe, China Grove, Ellerbe, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity and a loan production office in Greensboro. Dover Mortgage Company (www.dovermortgage.com) operates mortgage production offices in Asheville, Carolina Beach, Charlotte, Goldsboro, Greenville, Lake Norman, Leland, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures deposits.
    FNB Corp. stock is traded on the NASDAQ National Market under the symbol "FNBN". Market makers are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Fig Partners, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.
    This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)


                                    Three Months Ended
                                        March 31,
                                    ---------------------
                                      2005        2004
                                    --------     --------
SUMMARY OF OPERATIONS

Interest income:
     Loans                       $    10,554 $      7,973
     Investment securities:
         Taxable income                  806          936
         Non-taxable income              422          439
     Other                                32           29
                                      ------        -----
               Total interest
                income                11,814        9,377
Interest expense                       3,995        2,850
                                      ------        -----
Net interest income                    7,819        6,527
Provision for loan losses                370          270
                                      ------        -----
Net interest income after
     provision for loan losses         7,449        6,257
Noninterest income                     3,162        3,600
Noninterest expense                    7,222        7,097
                                       -----        -----
Income before income taxes             3,389        2,760
Income taxes                           1,083          808
                                       -----        -----

Net income                       $     2,306 $      1,952
                                 =========== ============

Per share data:
     Net income:
         Basic                   $       .41 $        .34
         Diluted                         .40          .33
     Cash dividends declared             .15          .15

                                         March 31,        December 31,
                                 -----------------------
                                     2005         2004        2004
                                 ----------   -----------  -----------
BALANCE SHEET INFORMATION

Total assets                     $   895,769 $    814,321 $   862,891
Cash and due from banks               13,916       18,912      19,109
Investment securities                125,901      135,329     125,143
Loans                                690,637      580,159     664,754
Other earning assets                  10,641       29,236       1,400
Goodwill                              16,359       16,335      16,335
Deposits                             685,014      616,906     659,544
Other interest-bearing
 liabilities                         119,130      107,416     113,647
Shareholders' equity                  82,921       83,110      82,147

Per share data:
     Book value                  $     14.80 $      14.53 $     14.66
     Closing market price              20.09        21.31       19.14

    FNB Corp. is the holding company for First National Bank and Trust Company and Dover Mortgage Company.

    FNB Corp. stock is traded on the Nasdaq National Market under the symbol "FNBN". Market makers are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, FIG Partners, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.

    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300